EXHIBIT 10.4

Change of Control

Agreement

Between

HomeBanc Corp.

and

[NAME]

For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events:

(a)	individuals who, on the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the effective date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a Director of the company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (such term for the purposes of this section (a) being defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director, or

(b)	any person who becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of either (i) 35% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (ii) securities of the Company representing 35% or more of the combined voting power of the Company’s then-outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for the purposes of this paragraph (b), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a change of control: (A) an acquisition directly from the Company, (B) an acquisition by the Company or a subsidiary of the Company, (C) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company or (D) an acquisition pursuant to a Non-Qualifying Transaction (as defined in paragraph (c) below; or

(c)	the consummation of a recapitalization, reorganization, merger, consolidation, or statutory share exchange under a similar form of transaction involving the Company or a subsidiary of the Company (a “Reorganization”) or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from or surviving such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiary entities, the “Surviving Entity”) in substantially the same proportions as their ownership immediately prior to such Reorganization, Sale, or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any subsidiary of the Company or (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan ( or related trust) sponsored or maintained by any of the foregoing) is the beneficial owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect the board of directors of the Surviving Entity and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale, or Acquisition which satisfies all of the criteria specified in (A), (B), or (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

If employment is terminated by the Company and if it can reasonably be shown that termination was ( i ) at the direction or request of a third party that had taken steps reasonably calculated to effect a Change in Control after such termination, or ( ii ) as otherwise defined does, in fact, occur, then the Company will provide the following as if the Change in Control had occurred on the date immediately preceding the Date of Termination:

(a) the sum of the following amounts, to the extent not previously paid (the “Accrued Obligations”): (1) the base salary through the date of termination, (2) a pro-rata bonus for the year in which the date of termination occurs, computed as the product (x) of the target bonus for such year and a fraction (y), the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365, (3) any accrued pay in lieu of unused vacation, and (4) unless a later payout date is required under the terms of any deferral plan or agreement, an vested compensation previously deferred (together with any amount equivalent to accrued interest or earnings thereon; and

(b) a severance payment as determined pursuant to clause (1) or (2) below, as applicable:

(1) if the date of termination occurs before, or more than two years after, the occurrence of a change of control, the severance payment shall be the product of 12 ( the regular severance factor) times one twelfth o the sum of (a) the base salary in effect as of the date of termination and (b) the greater of the average of the annual bonuses earned for the two fiscal years in which annual bonuses were paid immediately preceding the year in which the date of termination occurs or the target bonus for the year in which the date of termination occurs; or

(2) if the date of termination occurs within two years after the occurrence of a change of control, the severance payment shall be the product of 18 (the change of control severance factor) times one-twelfth of the sum of the base salary in effect as of the date of termination, and the greater of the average of the annual bonuses earned for the two fiscal years in which annual bonuses were paid immediately preceding the year in which the date of termination occurs, or the target bonus for the year in which the date of termination occurs; and

(3) the Company shall continue to provide, for a number of months equal to the Regular Severance Factor or the Change of Control Severance Factor (as determined above, as applicable) after the date of termination (the “Welfare Benefits Continuation Period”) or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, any group health benefits to which you and/or your eligible dependents would otherwise be entitled under COBRA, or benefits substantially equivalent to those group benefits which would have been provided to them in accordance with the Welfare Plans provided by the Company if employment had not been terminated, provided, however, that if employment with another company commences (including self-employment) and group benefits are available under another employer-provided plan, the Company’s obligation to provide benefits shall cease, except as otherwise provided by law and provided further that the Welfare Benefit Continuation Period shall run concurrently with any period for which you are eligible to elect continuation coverage under COBRA; and

(4) all grants of stock options and other equity awards granted by the Company and held by you as of the date of termination will become immediately vested and exercisable as of the date of termination and to the extent necessary, this Agreement is hereby deemed an amendment of any such outstanding stock option or other equity award; and

(5) the Company shall provide you with reasonable outplacement services for a period of one year; provided, that the Company shall be obligated to pay not more than 25% of your annual base salary immediately in effect prior to the date of termination for such outplacement services and that the period of services may be shortened to such extent; and

(6) to the extent not theretofore paid or provided, the Company shall timely pay or provide any other amounts or benefits required to be paid or provided or which you are eligible to receive under any plan, program, policy or practice of the Company to the extent provided to Peers prior to the date of termination (“Other Benefits”).

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Change of Control Agreement as of                 , 200    .

HOMEBANC CORP.

By:
Title:

Associate Signature: